Exhibit 99(c)(4)

PROJECT BOND Preliminary Discussion Materials Prepared for the Special Committee October 20, 2023 Confidential

Leerink Partners Disclaimer This presentation (the “Presentation”) has been prepared by Leerink Partners LLC, exclusively for the benefit and internal use of the Bond (the “Bond”) to whom it is addressed. The Bond is not permitted to reproduce, in whole or in part, the information provided in this Presentation (the “Information”) or to communicate the Information to any third party without our prior written consent except to the extent provided in the engagement letter. No party may rely on this Presentation without our prior written consent. Leerink Partners and its affiliates, officers, directors, employees, advisors, and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law). This Presentation speaks only as of the date it is given; and is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. The views expressed in the Presentation are subject to change based upon several factors, including market conditions and the Bond’s business and prospects. The Information, whether taken from public sources, received from the Bond or elsewhere, has not been verified and Leerink Partners has relied upon and assumed without independent verification, the accuracy and completeness of all information which may have been provided directly or indirectly by the Bond. No representation or warranty (express or implied) is made as to the Information’s accuracy or completeness and Leerink Partners assumes no obligation to update the Information, including regarding the reasonableness or achievability of any forward-looking information or the assumptions upon which any such forward-looking information is based. The Presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Leerink Partners. The analyses contained in the Presentation are not, and do not purport to be, appraisals of the assets, stock, or business of the Bond or any other party. The Presentation is not exhaustive and does not serve as legal, accounting, tax, investment, or any other kind of advice. This Presentation is not intended to provide, and must not be taken as, the basis of any decision and should not be considered as a recommendation by Leerink Partners. The Bond must make its own independent assessment and such investigations as it deems necessary. In preparing this presentation, Leerink Partners has acted as an independent contractor and nothing in this presentation is intended to create or shall be construed as creating a fiduciary or other relationship between the Bond and Leerink Partners. These materials are being furnished and should be considered only in the context of the oral briefing being provided by Leerink Partners as information and assistance for the Bond in connection with a potential transaction. These materials were not prepared with a view to public disclosure or to conform with any disclosure standards under any securities law or otherwise. This Presentation supersedes any previous presentation, materials or oral commentary delivered by us in connection with the transaction contemplated herein.

I. Situation Update

Bond Process Overview On June 2, 2023, the Special Committee of Bond engaged Leerink Partners as its financial advisor in response to inbound interest from its largest and majority shareholder, Serpent. Leerink Partners and management compiled a list of 35 potential counterparties with interest in the gene therapy and/or rare disease space, including a range of small- to mid-cap biotechs and large pharmaceutical companies. This list included candidates Bond had previously spoken with around conferences and in preliminary strategic conversations. Of the contacted companies, 3 signed confidentiality agreements in order to further diligence the opportunity. None of the contacted parties submitted an indication of interest. On August 28, 2023, Bond engaged Leerink Partners to be lead financial advisor and lead placement agent on a potential financing. In August 2023, Serpent submitted an equity financing term sheet to Bond, with Serpent acting as the lead investor in the proposed financing. From August 28 to October 3, 2023, as a part of the contemplated equity financing, Leerink Partners contacted 69 investors and held meetings with 33 investors. Bond shared its confidential FLT201 data with these investors. Leerink received indications of interest from multiple additional investors, but Serpent ultimately decided not to move forward at the available terms. On October 4, 2023, Bond published positive initial clinical data from its ongoing Phase 1/2 study of FLT201 in Gaucher Disease. Bond received renewed, unsolicited interest in a potential strategic transaction following the positive data release, as well as a verbal indication from Serpent that it was preparing an offer for a take-private transaction. Following the data release, Leerink contacted 17 strategic parties and 10 investors, including certain parties who had been previously contacted and certain parties who were in ongoing discussions with Bond.

Bond Process Overview (Cont.) In response to increasing interest from Serpent, the Special Committee of Bond convened on October 16 and 17 to discuss matters related to a potential transaction with Serpent as well as the ongoing strategic and financing processes being run by Leerink Partners. On October 17, 2023, Serpent submitted a non-binding indication of interest to the Special Committee of Bond indicating its interest in an acquisition of the entire share capital of Bond not currently owned by Serpent or its affiliates by a newco (“Newco”) established by affiliates of Serpent for $5.00 per ADS. On October 18, 2023, a Schedule 13D/A was filed by Serpent, publicly disclosing that it submitted a non-binding term sheet to acquire the shares of Bond it does not currently own. Bond subsequently filed a 6-K confirming receipt of the proposal.

Serpent Proposal Summary Acquisition of the entire share capital of Bond not currently owned by Serpent or its affiliates (~42.1%), by TRANSACTION a newco (“Newco”) established by affiliates of Serpent Upfront cash payment of $5.00 per American Depositary Share CONSIDERATION Upfront cash offer represents a premium of 20% over the volume weighted average price of $4.16 over the period since the release of Galileo data, and a 16% premium over the unaffected closing price of $4.32 on 10/17/23, prior to the Schedule 13D/A filing Serpent does not anticipate requiring any further due diligence SELECT CLOSING CONDITIONS Proposal is subject to any applicable regulatory and other customary conditions, but is not subject to any financing condition and has received all required Serpent approvals Acquisition to be structured as a scheme of arrangement, requiring approval by Bond’s shareholders and STRUCTURE the English courts Newco would enter into an implementation agreement, setting out the terms of the transaction with Bond Serpent is intent on moving quickly and is prepared to sign an implementation agreement as soon as the TIMING documentation can be agreed COSTS / REIMBURSEMENT Each party will bear their own costs in connection with the proposed transaction

Bond Analysis at Various Prices $ IN MILLIONS, EXCEPT PER SHARE VALUES Unaffected Serpent Offer Illustrative Premium $ Range Bond Unaffected Share Price as of 10/17/23 $4.32 $5.00 $5.18 $5.29 $5.40 $5.51 $5.62 $6.48 $8.64 $12.96 $21.60 % Prem. (Disc.) to Unaffected (10/17/23): $4.32—15.7% 20.0% 22.5% 25.0% 27.5% 30.0% 50.0% 100.0% 200.0% 400.0% % Prem. (Disc.) to 52wk. high: $11.40 (62.1%) (56.1%) (54.5%) (53.6%) (52.6%) (51.7%) (50.7%) (43.2%) (24.2%) 13.7% 89.5% % Prem. (Disc.) to 52wk. low: $2.22 94.6% 125.2% 133.5% 138.4% 143.2% 148.1% 153.0% 191.9% 289.2% 483.8% 873.0% Basic ADSs 4.360 4.360 4.360 4.360 4.360 4.360 4.360 4.360 4.360 4.360 4.360 Dilution from RSUs 0.078 0.078 0.078 0.078 0.078 0.078 0.078 0.078 0.078 0.078 0.078 Total Option Dilution (TSM) 0.228 0.268 0.277 0.282 0.287 0.291 0.296 0.326 0.376 0.426 0.471 FDSO—TSM 4.667 4.706 4.715 4.720 4.725 4.730 4.734 4.765 4.814 4.864 4.909 Fully Diluted Equity Value $20.2 $23.5 $24.4 $25.0 $25.5 $26.1 $26.6 $30.9 $41.6 $63.0 $106.0 Plus: Debt $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 Less: Cash 38.8 38.8 38.8 38.8 38.8 38.8 38.8 38.8 38.8 38.8 38.8 Enterprise Value ($18.6) ($15.3) ($14.4) ($13.8) ($13.3) ($12.7) ($12.2) ($7.9) $2.8 $24.2 $67.2

Summary of Strategic Outreach Company Description Commentary On 10/17/23, submitted written offer to acquire Bond shares Serpent Existing Investor it does not already own for $5.00 per ADS in cash Indicated desire to move quickly; no diligence required On 10/18/23, Leerink Partners discussed timeline acceleration in light of Serpent Schedule 13D/A filing Subsequently, Leerink Partners provided additional Leopard Large Cap Pharma guidance on timing Confidential management presentation scheduled for 10/24/23 $10B+ Market Cap Scorpion No direct contact since Schedule 13D/A filing Counterparties Biotech On 10/18/23, Leerink Partners communicated timeline Cheetah Large Private Biotech Additional acceleration $3B+ Market Cap On 10/18/23, Cobra verbalized that it will be passing on the Cobra Biotech opportunity An additional 40 parties have been contacted during this process, including 13 parties since Serpent expressed it intended to submit a non-binding indication of interest

II. Summary of Preliminary Financial Analysis

PRELIMINARY DRAFT: HIGHLY CONFIDENTIAL AND FOR DISCUSSION PURPOSES ONLY

Summary of Bond Preliminary Financial Analysis



ILLUSTRATIVE REFERENCE RANGES
Equity Value per ADS
$25.00
$20.00
$15.00
$5.00
$0.00
Serpent 10/17/23 offer: $5.00
$6.50
$4.25
$20.50
$7.75
$20.50
($0.75)

Risk-Adjusted Discounted Cash Flow Analysis	Illustrative Risk-Adjusted Discounted Cash Flow Analysis	
Discount rate of 16.0% - 20.0% Includes dilutive impact of $100M raise at implied offer price of $3.93 per ADS	Discount rate of 16.0% - 20.0% For illustrative purposes, no dilution impact. Does not include $100M raise and the implied dilutive impact	Discount rate of 16.0% - 24.0% based on size premium of 3.05% - 10.99% For illustrative purposes, no dilution impact. Does not include $100M raise and the implied dilutive impact

Note: Per share values rounded to the nearest $0.25. Equity values per ADS are based on fully diluted Bond shares outstanding (65,406,821 basic ordinary shares outstanding as of 09/30/23 at 15:1 ordinary share:ADS ratio and expected dilutive impact under TSM of 625,489 options outstanding underlying ADSs with a weighted average exercise price of per ADS of $25.37 as of 09/30/23 and 78,017 RSUs underlying ADSs outstanding as of 09/30/23) per Bond management. Assumes net cash of $7.5M at valuation date (02/01/24) per Bond management. Valuation based on cash flows from 2024 to 2043 with no terminal value. NOLs utilized using 4-year lookback when applicable, per Bond management. Risk-adjusted discounted cash flow analysis includes near-term raise of $100M at 20% discount of current market price. Net proceeds of $94M after deducting gross spread. Size premium based on Duff and Phelps CRSP deciles 10, 10B, 10Z, and micro cap.

Source: Bond Management projections.

Confidential 9

LEERINK PARTNERS

PRELIMINARY DRAFT: HIGHLY CONFIDENTIAL AND FOR DISCUSSION PURPOSES ONLY

Key Assumptions: Management Projections and Financial Analysis

Revenue Assumptions	• Forecast based on projected FLT201 revenues for the treatment of Gaucher in the US, EU5 and Israel • 2028 commercial launch; 12 years of exclusivity, with penetration declining 50% YoY from 2040-2043 • Gross price at launch of $2.5M in the US growing at 1% YoY; $2.0M in EU5 and Israel with no YoY growth; 20% gross-to-net discount • Genetic prevalence in markets ~18K • AAV seronegative patients assumed at 50%: ~9,000 • First 10 years patients treated: ~3,900 • Peak annual penetration of 7% in the US and EU5, and 8% in Israel
COGS	• 20% of net sales of FLT201 for Gaucher in the US, EU5 and Israel
OpEx	• R&D expenses reflect development costs for FLT201 through 2027 and maintenance of the asset during commercialization. R&D grows at 7% annually 2028-2039 and is based on 15% of net revenue 2040-2043. G&A and S&M expenses reflect supporting infrastructure costs through 2027 and include commercial footprint from 2027 forward. G&A expenses grow at 7% annually 2028-2039 and are based on 15% of net revenue 2040-2043. S&M expenses are direct estimates from 2027-2030 and are based on 15% of net revenue 2031-2043
Tax Rate	• 25%
NOLs	• 100% utilization of prior 4 years of NOLs
Future Financing	• Near-term raise of $100M at 20% discount to current market price. Net proceeds of $94M after deducting gross spread.
FLT201 Probability of Success Assumptions	• Staged based on phase of development; cumulative POS of 32.9%
Discount Rate	• 16.0% - 20.0%
Valuation Date and Methodology	• Valuation date of February 1, 2024 • Mid-year discounting convention • Incorporates cash flows through 2043, with no terminal value

Source: Bond Management projections.

Confidential 10

LEERINK PARTNERS

PRELIMINARY DRAFT: HIGHLY CONFIDENTIAL AND FOR DISCUSSION PURPOSES ONLY

Risk Adjusted Preliminary Discounted Cash Flow Analysis

$ IN MILLIONS, EXCEPT PER SHARE VALUES

	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043
Revenue																				
FLT201 - Gaucher Disease	$0	$0	$0	$0	$23	$59	$96	$132	$189	$242	$289	$339	$366	$374	$343	$336	$165	$82	$41	$21
Growth Rate	-	-	-	-	-	*159%*	*62%*	*38%*	*44%*	*28%*	*19%*	*17%*	*8%*	*2%*	*(8%)*	*(2%)*	*(51%)*	*(50%)*	*(50%)*	*(50%)*
EBIT	($54)	($44)	($39)	($34)	($14)	$13	$41	$67	$103	$137	$166	$197	$213	$217	$195	$188	$102	$51	$26	$13
Taxes	$0	$0	$0	$0	$0	$0	$0	($15)	($26)	($34)	($41)	($49)	($53)	($54)	($49)	($47)	($26)	($13)	($6)	($3)
(+) D&A	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2
(-) CapEx	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
(-) Change in NWC	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Unlevered FCF	($54)	($44)	($39)	($34)	($14)	$13	$41	$52	$78	$102	$124	$147	$160	$163	$146	$141	$77	$38	$19	$10

Net Present Value (Per ADS)	
Discount Rate	Equity Value
16%	$6.43
18%	5.26
20%	4.35

(1) Inclusive of NOL impact, per Bond management.

Note: Estimated cash includes near-term raise of $100M at 20% discount. Net proceeds of $94M after deducting gross spread. Equity and per share values are based on fully diluted Bond shares outstanding (65,406,821 basic ordinary shares outstanding as of 09/30/23 at 15:1 ordinary share:ADS ratio and expected dilutive impact under TSM of 625,489 options outstanding underlying ADSs with a weighted average exercise price of per ADS of $25.37 as of 09/30/23 and 78,017 RSUs underlying ADSs outstanding as of 09/30/23) per Bond management.

Source: Bond Management projections.

Confidential 11

LEERINK PARTNERS

PRELIMINARY DRAFT: HIGHLY CONFIDENTIAL AND FOR DISCUSSION PURPOSES ONLY

Precedent Minority Squeeze Out Transactions (For Reference Only)

Dates					Total	Pre-Deal Acquiror	1-Day Unaffected Premium		% Δ 1st Bid to
First Proposal	Offer Accepted	Trans. Closed	Target	Acquiror	Trans. Value	Ownership	First Bid	Final Price	Final Bid (1)
04/04/23	07/12/23	09/26/23	Liminal BioSciences	Structured Alpha	$30	64%	107%	135%	13%
10/24/22	12/12/22	02/21/23	weber	BDT Capital Partners	2,320	67% (2)	24%	60%	29%
10/02/22	10/23/22	03/10/23	Myovant Sciences	Sumitovant Biopharma	2,590	52%	27%	50%	19%
06/13/22	10/17/22	11/23/22	Continental	Hamm Family	26,787	83%	9%	15%	6%
03/13/22	09/01/22	12/16/22	Turquoise Hill Resources Ltd.	RioTinto	6,772	51%	32%	61%	22%
06/26/22	08/01/22	11/16/22	Stealth Biotherapeutics	Morningside Ventures	28	72%	12%	34%	20%
01/31/22	03/24/22	07/11/22	Entasis Therapeutics	Innoviva	177	60%	22%	50%	22%
09/04/20	01/11/21 (3)	05/25/21	FBL Financial Group, Inc.	Farm Bureau Financial Services	1,497	61% (2)	26%	64%	30%
11/06/20	11/12/20	03/29/21	Urovant Sciences	Sumitovant Biopharma	547	72%	55% (4)	103% (4)	30% (4)
09/21/19	10/05/20	01/26/21	eidos	bridgebio	2,827	64%	18% (5)	41% (4)	19% (4)
11/11/19	08/12/20	02/19/21	CBMG	Investor Consortium	245	52%	9%	10%	1%
					75th Percentile:	70%	30%	63%	26%
					Median:	64%	24%	50%	20%
					25th Percentile:	56%	15%	38%	16%

(1) Includes any price movement from winning bidder prior to submission of winning bid.
(2) Represents the voting power if multiple classes of shares.
(3) Original accepted offer of $56.00 per share was revised to $61.00 per share prior to the closing.
(4) First bid premium utilizes unaffected price prior to first confidential proposal. Acquisition price premium utilizes unaffected price prior to public announcement.
(5) First bid represents the first bid of the final formal strategic process, due to length of negotiation process.

Note: Shading represents healthcare transactions. Analysis includes North American targets with an offer accepted date since 2020. Total Transaction Value represents full equity value, inclusive of current ownership stake.

Source: Factset, Dealogic, company websites and SEC filings.

Confidential 12

LEERINK PARTNERS

Wall Street Perspectives (For Reference Only) Rating Valuation Peak Global FLT201 Broker Date Price Target Methodology Sales Estimate 0 2 Current 4 Price: 6 $4.91 8 Median 10 Price 12 Target: $ 14 8.00 16 DCF; 10/05/23 $15.00 $1,000 SOTP Non-Risk 10/04/23 8.00 Adjusted 2030E ND Sales Multiple 10/04/23 4.00 DCF ND Mean: $9.00 Median: $8.00 Note: Current price as of 10/18/23. Excludes ratings revisions post-public filing of Serpent’s $5.00 per share offer on 10/18/23. Source: Bloomberg and Wall Street research reports. Confidential 13

Appendix

Additional Discounted Cash Flow Analysis Support

Revenue Build United States 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 US Population 0.70% 341 344 346 348 351 353 356 358 361 363 366 368 371 374 376 379 382 384 387 390 Gaucher Prevalence 10,400 10,446 10,493 10,540 10,588 10,635 10,664 10,655 10,608 10,524 10,387 10,205 9,983 9,716 9,433 9,156 8,914 8,680 8,593 8,577 8,595 Gaucher Incidence 0.00197% 47 47 47 48 48 48 49 49 49 50 50 50 51 51 52 52 52 53 53 53 AAV Seronegative Patients 50% 5,247 5,270 5,294 5,318 5,342 5,356 5,352 5,328 5,287 5,219 5,127 5,017 4,883 4,742 4,604 4,483 4,366 4,323 4,315 4,324 FLT201 penetration 0% 0% 0% 1% 2% 2% 4% 4% 5% 6% 7% 7% 6% 6% 3% 2% 1% 0% FLT201 treated patients — 19 58 96 133 186 233 272 317 334 328 294 286 139 69 34 17 Total patients treated — 19 77 173 306 492 724 996 1,313 1,648 1,976 2,269 2,555 2,694 2,763 2,798 2,815 Gross WAC per treatment 1.0% $2,500,000 $2,525,000 $2,500,000 $2,525,000 $2,550,250 $2,575,753 $2,601,510 $2,627,525 $2,653,800 $2,680,338 $2,707,142 $2,734,213 $2,761,555 $2,789,171 $2,817,063 $2,845,233 $2,873,686 $2,902,422 Net WAC per treatment 20.0% $2,000,000 $2,020,000 $2,000,000 $2,020,000 $2,040,200 $2,060,602 $2,081,208 $2,102,020 $2,123,040 $2,144,271 $2,165,713 $2,187,371 $2,209,244 $2,231,337 $2,253,650 $2,276,187 $2,298,948 $2,321,938 US Gaucher revenue ($m) $0 $0 $38 $117 $196 $274 $387 $489 $577 $681 $724 $718 $648 $638 $314 $157 $79 $40 EU5 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 EU5 Population 0.30% 331 332 333 334 335 336 337 338 339 340 341 342 343 344 345 346 347 348 349 350 Gaucher Prevalence 5,200 5,215 5,230 5,246 5,261 5,276 5,280 5,271 5,250 5,217 5,160 5,081 4,982 4,865 4,733 4,590 4,457 4,328 4,274 4,256 4,255 Gaucher Incidence 0.001540% 15 15 15 15 15 15 16 16 16 16 16 16 16 16 16 16 16 16 16 16 AAV Seronegative Patients 50% 2,615 2,623 2,631 2,638 2,646 2,648 2,643 2,633 2,616 2,588 2,548 2,499 2,440 2,374 2,303 2,236 2,172 2,145 2,136 2,135 FLT201 penetration 0% 0% 1% 1% 2% 3% 4% 5% 5% 6% 7% 6% 6% 3% 2% 1% 0% FLT201 treated patients—12 24 37 49 72 95 115 133 148 159 149 144 70 35 17 9 Total patients treated—12 37 73 122 194 289 404 537 684 843 992 1,136 1,206 1,241 1,258 1,267 Gross WAC per treatment 0.0% $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 Net WAC per treatment 20.0% $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 EU Gaucher revenue ($m) $0 $19 $39 $59 $78 $116 $151 $184 $212 $236 $254 $238 $231 $112 $55 $28 $14 Israel 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 Israel 1.60% 9.6 9.7 9.9 10.1 10.2 10.4 10.5 10.7 10.9 11.1 11.2 11.4 11.6 11.8 12.0 12.2 12.4 12.6 12.8 13.0 Gaucher Prevalence 2,300 2,333 2,367 2,402 2,437 2,473 2,502 2,524 2,539 2,547 2,541 2,521 2,488 2,444 2,391 2,329 2,274 2,222 2,220 2,241 2,275 Gaucher Incidence 0.02251% 34 35 35 36 36 37 37 38 39 39 40 40 41 42 42 43 44 45 45 46 AAV Seronegative Patients 50% 1,184 1,201 1,219 1,236 1,254 1,269 1,281 1,288 1,293 1,290 1,280 1,264 1,243 1,216 1,186 1,159 1,133 1,132 1,143 1,160 FLT201 penetration 0% 1% 1% 2% 2% 3% 5% 6% 7% 8% 8% 8% 8% 4% 2% 1% 1% FLT201 treated patients—7 15 22 30 45 59 72 84 95 103 97 95 46 23 12 6 Total patients treated—7 22 44 74 119 178 251 335 430 533 630 725 772 795 807 813 Gross WAC per treatment 0.0% $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 Net WAC per treatment 20.0% $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 ROW Gaucher revenue ($m) $0 $12 $24 $36 $48 $72 $95 $116 $135 $152 $165 $156 $152 $74 $37 $19 $10 Total WW revenue ($m) $0 $0 $69 $179 $290 $400 $574 $735 $877 $1,028 $1,112 $1,137 $1,042 $1,021 $500 $249 $125 $63

WACC Analysis $ IN MILLIONS WACC Calculation Peer Analysis Market Value Debt / Levered Unlevered (2) (3) Cost of Equity Peers Ticker Company Name of Equity Debt Total Cap. Tax rate Beta Beta Risk-free rate 5.20% 20-year US treasury yield as of 10/18/23 1 KRYS Krystal $3,161 $0 0.0% 21.0% 0.93 0.93 Levered beta 1.12 2 SRPT Sarepta 10,617 1,256 10.6% 21.0% 1.22 1.12 Equity risk premium 7.17% Duff & Phelps—historical LT as of 10/18/23 3 RARE Ultragenyx 2,268 0 0.0% 21.0% 1.22 1.22 Size Premium 4.83% Duff & Phelps online module as of 10/18/23 4 PTCT PTC Therapeutics 1,545 288 15.7% 21.0% 1.48 1.29 Cost of equity 18.0% 5 FOLD Amicus 3,058 400 11.6% 21.0% 0.97 0.88 Cost of Debt Pre-tax cost of debt 10.0% Potential borrowing rate Tax rate 25.0% UK tax rate (2) After-tax cost of debt 7.5% Debt / Total Capitalization Median 10.6% 21.0% 1.12 Estimated 0.0% Future debt/total cap. based on Leerink Partners estimate (1) Company’s Current Capital Structure Implied WACC 18.0% Implied: BOND $21 $0 0.0% 25.0% 1.12 1.12 Sensitivity Analysis Cost of equity Unlevered beta 0.90 1.00 1.10 1.20 1.30 16.5% 17.2% 17.9% 18.6% 19.4% (1) Leerink Partners estimate of the capital structure required for the company to support the business plan upon which the WACC is applied. (2) Current corporate tax rate per Bond management. (3) Represents raw Bloomberg historical beta (5-year, weekly regressed against S&P 500 Index). Source: Duff and Phelps (decile 10 for size premium), Bloomberg, Factset, company websites and SEC filings. Confidential 17

Non-Risk Adjusted P&L Statement $ IN MILLIONS 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 Revenue FLT201—Gaucher Disease $0 $0 $0 $0 $69 $179 $290 $400 $574 $735 $877 $1,028 $1,112 $1,137 $1,042 $1,021 $500 $249 $125 $63 Growth Rate — ——159% 62% 38% 44% 28% 19% 17% 8% 2% (8%) (2%) (51%) (50%) (50%) (50%) Gross Profit $0 $0 $0 $0 $55 $144 $232 $320 $459 $588 $701 $823 $889 $910 $834 $817 $400 $200 $100 $51 Gross Margin — — 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% R&D $35 $55 $37 $39 $25 $25 $27 $28 $30 $31 $33 $35 $37 $39 $42 $44 $15 $7 $4 $2 % of Sales NA NA NA NA 36% 14% 9% 7% 5% 4% 4% 3% 3% 3% 4% 4% 3% 3% 3% 3% SG&A $19 $18 $28 $45 $72 $79 $81 $87 $116 $142 $165 $190 $205 $212 $200 $200 $75 $37 $19 $9 % of Sales NA NA NA NA 103% 44% 28% 22% 20% 19% 19% 19% 18% 19% 19% 20% 15% 15% 15% 15% Total Operating Expenses $54 $73 $65 $85 $96 $104 $107 $116 $145 $173 $198 $225 $243 $251 $242 $245 $90 $45 $23 $11 EBIT ($54) ($73) ($65) ($85) ($41) $39 $125 $204 $314 $415 $503 $597 $647 $658 $591 $572 $310 $155 $78 $39 Operating Margin — — (59%) 22% 43% 51% 55% 56% 57% 58% 58% 58% 57% 56% 62% 62% 62% 62%

Risk Adjusted P&L Statement $ IN MILLIONS 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 Revenue FLT201—Gaucher Disease $0 $0 $0 $0 $23 $59 $96 $132 $189 $242 $289 $339 $366 $374 $343 $336 $165 $82 $41 $21 Growth Rate — ——159% 62% 38% 44% 28% 19% 17% 8% 2% (8%) (2%) (51%) (50%) (50%) (50%) Gross Profit $0 $0 $0 $0 $18 $47 $77 $105 $151 $194 $231 $271 $293 $300 $274 $269 $132 $66 $33 $17 Gross Margin — — 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% R&D $35 $34 $22 $16 $8 $8 $9 $9 $10 $10 $11 $12 $12 $13 $14 $15 $5 $2 $1 $1 % of Sales NA NA NA NA 36% 14% 9% 7% 5% 4% 4% 3% 3% 3% 4% 4% 3% 3% 3% 3% SG&A $19 $11 $17 $18 $24 $26 $27 $29 $38 $47 $54 $63 $68 $70 $66 $66 $25 $12 $6 $3 % of Sales NA NA NA NA 103% 44% 28% 22% 20% 19% 19% 19% 18% 19% 19% 20% 15% 15% 15% 15% Total Operating Expenses $54 $44 $39 $34 $32 $34 $35 $38 $48 $57 $65 $74 $80 $83 $80 $81 $30 $15 $7 $4 EBIT ($54) ($44) ($39) ($34) ($14) $13 $41 $67 $103 $137 $166 $197 $213 $217 $195 $188 $102 $51 $26 $13 Operating Margin — — (59%) 22% 43% 51% 55% 56% 57% 58% 58% 58% 57% 56% 62% 62% 62% 62%

Additional Reference Materials

PRELIMINARY DRAFT: HIGHLY CONFIDENTIAL AND FOR DISCUSSION PURPOSES ONLY

Bond Public Market Overview

$ IN MILLIONS, EXCEPT PER SHARE VALUES

BOND PUBLIC MARKET OVERVIEW

Stock Price (10/18/23)	$4.91
52-Week High	11.40
52-Week Low	2.22
Current Price as % of 52-week High:	*43%*
ADSs Outstanding	4.360
Dilution from Options, Warrants & RSUs	0.341
Fully Diluted Shares Outstanding	4.702
Fully Diluted Market Value (1)(2)	$23
Less: Cash (3)	(39)
Plus: Debt	0
Enterprise Value	($16)

TOP 10 SHAREHOLDERS[1]

Rank	Holder	Mkt. Value	% O/S
1	Serpent	$12.4	57.9%
2	Millennium	1.8	8.5%
3	Polygon	1.3	6.1%
4	Acorn	0.7	3.1%
5	Tang Capital	0.5	2.2%
6	Cowen Investment Management	0.4	1.8%
7	Lincoln Park Capital	0.3	1.5%
8	Michael Parini	0.2	1.1%
9	Renaissance Technologies	0.2	1.0%
10	UBS Financial Services	0.2	0.9%
	Top 5 Holders	**$16.6**	**77.8%**
	Top 10 Holders	**18.0**	**84.0%**

STOCK PRICE PERFORMANCE - LAST TWELVE MONTHS



$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Bond ADS Price
Oct-22
Dec-22
Feb-23
Apr-23
Jun-23
Aug-23
Oct-23
1
2
3
4
5

1. **01/19/23:** Bond published preclinical proof-of-concept data for FLT190 demonstrating increased enzyme activity and reduction of substrate
2. **04/04/23:** Bond announced the pause of development of FLT190 and organizational restructuring, including FTE reduction, to focus development efforts on FLT201 and extend cash runway
3. **06/26/23:** Bond announced the first patient dosed with its novel gene therapy candidate for Gaucher Disease and unveiled a new research program in GBA1-linked Parkinson's disease
4. **10/04/23:** Bond reported positive initial clinical data from Phase 1/2 study including up to 700-fold increase in plasma GCase activity
5. **10/18/23:** Bond filed 6-K in response to Schedule 13D/A filed by Serpent, publicly disclosing intent to acquire Bond for $5.00 per ADS

(1) Based on 65.4 million ordinary shares outstanding as of 09/30/23 per Bond management and closing share price of $4.91 as of 10/18/23. Ownership is latest available per Bond management.

(2) Fully diluted Bond shares outstanding based on 15:1 ordinary share:ADS ratio and expected dilutive impact under TSM of 625,489 options outstanding underlying ADSs with a weighted average exercise price of per ADS of $25.37 as of 09/30/23 and 78,017 RSUs underlying ADSs outstanding as of 09/30/23 and closing share price of $4.91 as of 10/18/23.

(3) Cash as of 06/30/23, as filed in latest earnings 6-K.

Note: Market data as of 10/18/23. Each American Depositary Share represents fifteen ordinary shares.

Source: FactSet, CapitalIQ, company filings, press releases and Bond management projections.

Confidential 21

LEERINK PARTNERS

PRELIMINARY DRAFT: HIGHLY CONFIDENTIAL AND FOR DISCUSSION PURPOSES ONLY

Overview of Recent Majority Shareholder Bidding Dynamics (For Reference Only)

Stealth BioTherapeutics Consummated a Take-Private Transaction with Morningside Ventures who Owned ~72% Outstanding Ordinary Shares

Stealth BIOTHERAPEUTICS

Merger with

MORNINGSIDE

November 2022

- **10/20/21:** Stealth announced receipt of a Refusal to File Letter from the FDA regarding Stealth's NDA for elamipretide, a mitochondria-targeted therapy for the treatment of Barth syndrome.
- **January – February 2022:** Stealth received three deficiency letters from Nasdaq.
- **04/11/22:** Stealth announced an $8.5 million offering and concurrent $5.0 million private placement with Morningside.
- **05/11/22:** Stealth's Board discussed the company's financing needs, alternatives for raising additional capital and Nasdaq's deficiency letters
- **05/31/22:** Stealth explored a potential DFA amendment to address the company's negative stockholders' equity and effecting a ratio change with respect to the Company's ADS program with Citi
- **06/24/22:** Morningside submitted a non-binding proposal to acquire all outstanding ordinary shares and ADSs, not already owned by Morningside **for $0.026 per ordinary share and $0.313 per ADS**[1], which represented a 12% one-day premium.
- **07/07/22:** Nasdaq notified Stealth that the company's securities would be delisted based upon the continued non-compliance with the minimum bid price and market value of listed securities requirements
- **07/20/22 (Bump #1):** Morningside submitted a revised proposal for **$0.34 per ADS (+9% from initial bid)**
- **07/24/22 (Bump #2):** Morningside submitted a revised proposal for **$0.36 per ADS (+6%, +15% from initial bid)**
- **07/26/22 (Bump #3):** Morningside agreed to Stealth's counteroffer of **$0.375 per ADS (+4%, +20% from initial bid)**
- **07/31/22:** Stealth executed merger agreement for an all-cash, take-private transaction for **$0.03125 per ordinary share and $0.375 per ADS**, which represented a 34.4% premium to the closing price of the ADSs on 06/24/22, the last trading day prior to Stealth's announcement of its receipt of the original take-private proposal.
  - Stealth entered into definitive agreement with Stealth Merger Sub, which was acquired by a consortium of investors led by Morningside Venture and J. Wood Capital.
  - Each ordinary share and each ADS were canceled in exchange for the respective cash considerations.

Stock Price Performance



Share Price ($ in USD)
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
01/01/21
04/01/21
07/01/21
10/01/21
01/03/22
04/01/22
07/01/22
10/03/22
10/20/21: Received Refusal to File Letter from FDA regarding NDA for elamipretide for Barth syndrome
05/02/22: Announced topline phase 2 data of elamipretide in geographic atrophy
06/24/22: Morningside submitted non-binding proposal for $0.313 per ADS
08/01/23: Announced definitive agreement with Morningside for $0.375 per ADS
04/11/22: Announced $8.5 million offering and $5.0 million private placement

1) Each ADS represented 12 ordinary shares

Source: FactSet, Company websites, press releases and SEC filings.

Confidential 22

LEERINK PARTNERS